N  E  W  S     R  E  L  E  A  S  E

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG Reports 18% Revenue Growth And

A 30% Increase In Net Income In The 2006 Second Quarter

BUFFALO, N.Y. — July 25, 2006 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2006 second quarter which ended on June 30, 2006.  CTG reported 2006 second quarter revenue of $85.8 million, a 17.6% increase from 2005 second quarter revenue of $72.9 million.  Operating income was $1.5 million in the second quarter of 2006, a 33.2% increase from $1.2 million in the 2005 second quarter.  CTG’s net income for the 2006 second quarter was $0.8 million or $0.05 per diluted share, an increase of 29.7% from 2005 second quarter net income of $0.6 million, or $0.04 per diluted share.  Cash net income per share (1) for the 2006 second quarter was $1.0 million or $0.06 per diluted share, and excludes equity-based compensation expense of $0.1 million.

“As expected, CTG again reported quarterly double-digit revenue and earnings growth,” said CTG Chairman and Chief Executive Officer James R. Boldt.  “Demand from our clients in the quarter was strong for CTG’s staffing, healthcare, testing, and information security offerings. As a result, we added another 100 people to our headcount this quarter, which now stands at approximately 3,800, a 500 person increase from a year ago. Overall, our focus on in-demand services and solutions in key growth vertical markets enabled CTG to achieve a strong first half despite a technology solutions market that remains below normal levels.”

On July 24, 2006, the Company was informed by a significant customer of a reduction in their need for approximately 350 existing CTG staff.  The reduction is not a result of CTG’s performance but rather a change in our client’s business needs.   The reduction in staff will occur in the Company’s lower margin Strategic Staffing business.

For the 2006 first half, CTG reported revenue of $169.4 million, a 19.6% increase from 2005 first half revenue of $141.6 million. Year-to-date operating income in 2006 was $3.1 million, 48.8% higher than $2.1 million in the same 2005 period.  CTG’s net income in the 2006 first half increased 44.1% to $1.6 million, or $0.09 per diluted share, from 2005 first half net income of $1.1 million, or $0.06 per diluted share.  Cash net income per share (1) for the 2006 first half was $1.8 million or $0.11 per diluted share, and excludes equity-based compensation expense of $0.2 million.

During the 2006 second quarter, CTG repurchased 150,400 of its shares in open market transactions.  CTG has repurchased a total of 608,900 shares since announcing a 1.0 million share repurchase authorization on May 12, 2005 in addition to an existing 210,000 share authorization. Mr. Boldt commented, “We believe CTG’s shares are attractively valued and intend to continue actively repurchasing our shares.”  CTG’s debt at 2006 second quarter end was $3.2 million, compared with $1.0 million at the end of the 2006 first quarter. The increase is reflective of the timing of the payment of the company’s US bi-weekly payroll on the last day of the 2006 second quarter.

CTG provided guidance on its revenue and earnings forecasts for the 2006 third quarter and updated its guidance for 2006.  Based on current business and market conditions and the expected reduction in billable headcount, CTG expects that for the third quarter of 2006 its revenue will range from $81.5 million to $83.5 million, cash net income per diluted share (1) will range from $0.04 to $0.06, and net income per diluted share will range from $0.03 to $0.05.  CTG now expects that its 2006 revenue will range from $330 million to $340 million, an increase of 12 to 15 percent over 2005. The Company currently anticipates its 2006 net income per diluted share will be in the range of $0.17 to $0.21 per share, an increase of 21 to 50 percent over 2005. Cash net income per diluted share (1), which excludes the equity-based compensation expense, is currently projected to be $0.20 to $0.24 per diluted share.

Mr. Boldt concluded, “Even with the reduction in our billable headcount in the third quarter, CTG expects double digit increases in revenue and earnings over 2005 for the full year.  We recently secured several major new business wins that will commence in the second half of the year.  These projects include a healthcare transitional outsourcing contract, an expansion of our staffing relationship with a leading global personal computer manufacturer, new testing work in the financial services and life sciences verticals, and a  ramp-up in the fourth quarter of the support we are providing on the United Kingdom national healthcare systems project.  This new business is expected to somewhat mitigate the impact of the third quarter reduction in billable headcount.”

Backed by 40 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO

9001:2000-certified service methodologies. Our 3,800 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2005 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2005 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)

For the purposes of this calculation, cash net income per diluted share excludes equity-based compensation expense, net of income tax.  Cash net income per diluted share is not a measurement calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and it is not intended to be a replacement for, or considered to be more important than, net income per diluted share calculated in accordance with GAAP.

CTG will hold a conference call on Wednesday July 26, 2006 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time July 26, 2006 and 1:00 PM Eastern Time July 29, 2006 by dialing 1-800-475-6701 and entering the conference ID number 816209.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 30,	July 1,	June 30,	July 1,
	2006	2005	2006	2005

Revenue	$85,765	$ 72,910	$169,408	$ 141,593
Direct costs	67,058	56,505	132,583	108,675
Selling, general and administrative expenses	17,164	15,247	33,721	30,832
Operating income	1,543	1,158	3,104	2,086
Net other expense	(149)	(372)	(471)	(594)
Income before income taxes	1,394	786	2,633	1,492
Provision for income taxes	586	163	1,038	385
Net income	$ 808	$ 623	$ 1,595	$ 1,107
Net income per share:
Basic	$ 0.05	$ 0.04	$ 0.10	$ 0.07
Diluted	$ 0.05	$ 0.04	$ 0.09	$ 0.06
Weighted average shares outstanding:
Basic	16,450	16,801	16,499	16,807
Diluted	16,847	17,029	16,839	17,136

Reconciliation of GAAP Diluted Earnings Per Share to Cash Net Income Per Share (1)

	For the Quarter Ended		For the Two Quarters Ended
	June 30,	July 1,	June 30,	July 1,
	2006	2005	2006	2005

Net income	$ 808	$ 623	$ 1,595	$ 1,107
Equity-based compensation, net of income tax	144	-	234	-
Cash net income	$ 952	$ 623	$ 1,829	$ 1,107
Cash net income per share	$ 0.06	$ 0.04	$ 0.11	$ 0.06

COMPUTER TASK GROUP, INCORPORATED (CTG) Condensed Consolidated Balance Sheets (Unaudited) (amounts in thousands)

	June 30, 2006	July 1, 2005		June 30, 2006	July 1, 2005

Current Assets:			Current Liabilities:
Cash and cash equivalents	$4,395	$2,686	Accounts payable	$8,308	$8,034
Accounts receivable, net	52,718	65,069	Accrued compensation	24,286	20,905
Other current assets	3,912	4,086	Other current liabilities	7,080	7,046
Total Current Assets	61,025	71,841	Total Current Liabilities	39,674	35,985
Property and equipment, net	6,380	6,724	Long-term debt	3,150	18,800
Goodwill	35,678	35,678	Other liabilities	9,891	9,191
Other assets	8,676	6,851	Shareholders’ equity	59,044	57,118
			Total Liabilities and
Total Assets	$111,759	$121,094	Shareholders’ Equity	$111,759	$121,094

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.